Exhibit 99.1

DB COMMODITY INDEX TRACKING FUND ANNOUNCES PLANS TO FIGHT CONTANGO

NEW YORK, May 24, 2006   –  The DB Commodity Index Tracking Fund (Symbol: DBC) announced in an 8-K filing with the SEC plans to adopt a change in the way it rolls commodity futures contracts with the objective of mitigating the negative effects of contango, the condition in which distant delivery prices for futures exceed spot prices.

Next month DBC plans to adopt the futures roll rules of the Deutsche Bank Liquid Commodity Index - Excess Return Optimum Yield™ (DBLCI-OY), which employs a rules-based approach when it rolls from one futures contract to another for each commodity in the index. The modification enables the index to rollover to the futures contract which generates the highest ‘roll yield’, rather than select a new future based on a fixed schedule (e.g. monthly). The result will tend to maximize the benefits of rolling in backwardated markets and minimize the loss from rolling in contangoed markets.

“DBC is the first and only commodity index tracking fund to list on a US stock exchange, giving investors unprecedented access to the commodity markets,” said Kevin Rich, Chief Executive Officer of DB Commodity Services LLC, the managing owner of DBC. “By adopting this modification on how DBC rolls from one futures contract to the next, the fund further extends its benefits over alternative commodity investments.”

There are risks involved with investing in DBC, including possible loss of money. DBC is an exchange-traded fund and is not actively managed. It is subject to risks similar to stocks, including those related to short selling and margin account maintenance. Ordinary brokerage commissions apply.

An investor should consider DBC’s investment objectives, risks, charges and expenses carefully before investing. For this and more complete information about DBC call 877-369-4617 or visit the website www.dbcfund.db.com for a copy of the prospectus. Please read the prospectus carefully before investing. ALPS Distributors, Inc. provides distribution services for DBC.

For further information, please call:

Michele Allison                         212-250-4864

Media Relations

Deutsche Bank

Deutsche Bank <NYSE: DB> is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With Euro 1,035 billion in assets and 64,103 employees, Deutsche Bank offers unparalleled financial services in 73 countries throughout the world. The bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

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